                                                                Exhibit 99.1


-------------------------------------------------------------------------------
                                    FINAL
                                CONFIDENTIAL
-------------------------------------------------------------------------------


                                  Mail-Well
                     Second Quarter Pre-Earnings Release
                               Conference Call
                            Tuesday July 9, 2002
                        9:00 AM, MDST (11:00 AM EDST)

Paul Reilly - Chairman, President and Chief Executive Officer
-----------
Michel Salbaing - Senior Vice President & Chief Financial Officer
---------------

MICHEL

Before turning over the conference to Paul Reilly Mail-Well's Chairman, President and CEO, I must make the following Safe Harbor Statement:

         During the course of our discussion today, we will be making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out in more detail in the invitation you received to this call, as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-looking statements that we make today are intended to come within the SEC's safe-harbor with respect to such statements.

PAUL'S COMMENTS ABOUT THE ESTIMATE FOR THE QUARTER:

We have several communications to make today:
     1. Both the Envelope and Printing industries have further weakened, causing Mail-Well to fall short of Earnings Estimates.
     2.   Our Strategic Initiatives remain on target.
     3. PrintXcel has been taken off the list of companies we were holding for sale. We now expect that our total proceeds from dispositions will be in the $175 million range.
     4. We have closed on a new $300 million credit facility providing Mail-Well with sufficient financial flexibility in this industry downturn as well as with the reduced asset sales.

As announced in the press release, we expect our earnings will come in significantly below the range that had been expected and had been discussed during our first quarter conference call in April. We have also come to the conclusion that in the present financing environment, our shareholders would be better served by keeping PrintXcel. The remaining non-strategic businesses held for sale are under two separate Letters of Intent on acceptable terms with buyers we believe to be financially capable of completing these transactions. One is expected to close this month, the other in August. We will announce more details of each of these deals as they are completed. When all of our dispositions are completed in Q3, we will have received gross proceeds of $175 million.

The first point to be made here is that, clearly, the economic turnaround has yet to impact either the envelope or graphic arts segments of the economy. As a matter of fact, order levels have not improved, they have decreased yet some more. We can not even be sure that the rate of decrease in our businesses has slowed. As we have stated before our return to sustained bottom line growth can only come with growth in our markets. Cutting costs, as we have done and continue to do aggressively, cannot be sufficient to replace profits from lost volume; certainly not over a period extending over seven quarters, which is how long we have been in this economic environment. In the next few minutes I'll want to discuss the following:

     1.   How each of our Print and Envelope segments are doing.
     2.   The impact of bringing back in the operations of PrintXcel.
     3. The outlook for the rest of the year and the assumptions used in arriving at a range of $125 to $140 million of EBITDA for the full year.

     1.   SEGMENT PERFORMANCE



               o  ENVELOPE SEGMENT

                    Sales for Q2 2002 at approximately $178 million should be lower than last year's Q2 by 10% - and approximately $7 million or 4% lower than Q1 2002 sales. This sales decline is due primarily to lower sales to our direct mail customers. We estimate EBITDA at $23 million, (the same as last quarter) which represents a margin from operations as a percent of sales for Q2 of some 50 bps better than last year on the reduced sales and slightly better than Q1 levels. Obviously our strategic initiatives are having a positive impact on this business, and they are allowing us to more than maintain our profit margins. However the drop in sales made it impossible to attain our expected increase in EBITDA of some $2 million in the Quarter.

               o  COMMERCIAL PRINT SEGMENT

                    The demand for print materials continues to be weak and our sales are down some 16% from Q2 last year and some 9% from Q4 of 2001, and 10% from Q1 of 2002. (Normally one would expect Q2 sales to be in the range of Q4 sales). Sales in Q2 have declined some $19 million from Q1 and EBITDA has declined $4 million. In the advertising related part of our print business, competition continues to be intense for the work available. Work that is available, is often at prices that are at or below our direct costs. EBITDA margins to sales have continued to deteriorate significantly. Also during the quarter some plants continued to be at a level of sales such that it has affected their ability to operate profitably. The measures we took to ensure at least break-even immediately at these plants proved insufficient in Q2. We will reduce costs at these plants further in Q3 so that they at least break even.

               In summary the lower performance in Q2 2002 is due to the continued drop in volumes and lower margins available in the market. Our strategic initiatives are positively impacting our businesses. However, we will not see the full impact until our markets improve.

          Our total commitment to our strategy is undiminished. The actions we are taking to rationalize the number of our envelope plants, the application across all of our operations of systematic manufacturing management practices, the use of the same costing methods and pricing decision tools across each of the Envelope and Printing segments are all having positive measurable effects. We will report fully on the progress made in the conference call of next week in conjunction with the full results for the second quarter.





     2.   Impact of the PRINTXCEL decision.

               As you know, during the quarter we disposed of our Label Segment for the expected $75 million of gross proceeds. These were applied to the outstanding bank borrowings.

               We had stated on numerous occasions that PrintXcel was under a letter of exclusivity. The potential buyer was unable however to finance the purchase price that had been agreed upon. We were not willing to provide the additional financing the prospective buyer requested, nor were we willing to reduce our asking price. Accordingly, we came to the conclusion that the proceeds we would obtain from such a transaction could not justify our selling this business.

               With the approval of our board's special committee we will therefore keep PrintXcel and integrate it with our other operations. On a full year basis this will increase Mail-Well's EBITDA by some $20 to $25 million on $210 million of sales. This is obviously a very attractive business that we would only have sold at a price that made sense for our shareholders.

               When we announce our final results for Q2 next week we will include PrintXcel's results with those of Print and Envelope segments both on a historical and forecast basis.




     3.   OUTLOOK FOR Q3 AND FULL YEAR 2002

               Given the reduced results of Q2 and using the assumption our present expectations that there will be no recovery in sales in either our Print or Envelope Segments in Q3 and Q4 of 2002, the drop of $9 million in EBITDA in the second quarter will carry through in the next two quarters. Our best EBITDA estimate therefore for our Print and Envelope Segments is that it will be in a range of $105 to $115 million. This would represent approximately the same results that were achieved in 2001, while the 2002 sales will be almost $200 million lower than in 2001.

               If we take PrintXcel into account, the range of results will be $125 million to $140 million EBITDA for the full year.

     4.   NEW BANK DEAL

               This morning we also announced that we have renegotiated our bank credit facility with a reduced number of banks. In summary it is an Asset Based

               Lending arrangement. The total facility is $300 million. All outstanding amounts under the former bank agreement were repaid on June 28, 2002. This in effect completes our refinancing that we announced last year. It will give us the flexibility to operate in the present environment without the constraints of Total Debt to EBITDA leverage ratios. Our financing will now be supported by the quality of our assets, which is the position you want to be in when business is unpredictable. We should point out that retaining PrintXcel improves our fixed charge coverage ratio under this new bank agreement.

IN SUMMARY

     o Earnings are disappointing - however in this down market management is continuing to reduce costs.
     o    There is some good news
               o    We have completed our balance sheet restructuring thus
                    allowing for significant financial flexibility.
               o    Our strategic initiatives are progressing as planned.
     o All of the above point to a stronger company when our markets return.



This concludes the remarks I wanted to make today.




Open the call to questions.

Additional information disclosed in question-and-answer session of conference call:

         We currently have $135 million drawn on our new credit facility. We expect net proceeds from our planned dispositions of approximately $50 million, resulting in approximately $85 million in post-divestiture draw on the new facility. We have $650 million of additional term debt (net of approximately $140 million in second quarter end cash), resulting in approximately $735 million in post-divestiture net debt. We expect $25 - 30 million in free cash flows during the second half of the year, resulting in approximately $705 - 710 million in net debt expected at the end of 2002.

         The current interest rate on the new credit facility is approximately 6% per annum, and we currently have $280 million of total borrowing base. The credit facility has a 3-year maturity, and requires that we maintain a ratio of EBITDA to fixed charges of 1.05 to 1.00

         We have engaged in cost-cutting measures beyond those announced in the strategic plan, including additional layoffs in the Commercial Print segment.

         We are reducing our planned capital expenditures to approximately $5 million in each of the third and fourth quarters of 2002.

         We anticipate third quarter 2002 EBITDA of approximately $16 - 17 million in our Envelope and Commercial Print segments, plus approximately $4
- 6 million of EBITDA in our PrintXcel segment. The $16 - 17 million consists of approximately $24 million EBITDA in the Envelope segment, no EBITDA in the Commercial Print segment and approximately $7 million in corporate expenses.

         During the third and fourth quarters of 2001, our EBITDA totals were $22 million and $27 million, respectively, in the Envelope segment, $10 million and $9 million, respectively, in the Commercial Print segment and $5 million and $7 million, respectively, of corporate expenses.

         Our PrintXcel division provides up to $2 million of net income per quarter, calculated as follows: $6 million of EBITDA, less $1 million of depreciation expense, less $1.8 million of imputed interest expense, less $1.2 million of income tax expense, equals $2.0 million. These are approximated numbers.

         Some customers and industry groups in the Envelope business have indicated that they expect the second half of 2002 to be stronger than the first half, but we at Mail-Well have not seen evidence supporting these indications.

         We have experienced a $40 - 50 million decline in telecom-related revenues, and the contribution of the telecom industry to our revenue base is now nearly zero.